Exhibit 99.1

Press Release

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355

USA

Orthovita Announces Pricing of Underwritten Offering

of Common Stock

For Immediate Release

Contact:	Joseph M. Paiva Orthovita, Inc. 610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, USA, November 17, 2006 – Orthovita, Inc. (NASDAQ: VITA), a spine and orthopedic biosurgery company, today announced that it has priced a firm commitment underwritten offering of 7.7 million shares of its common stock at a price of $3.25 per share. The Company has also granted to the underwriters a 30-day option to purchase an additional 1.155 million shares of common stock, solely for the purpose of covering over-allotments, if any. The closing of the offering is expected to take place on November 22, 2006, subject to the satisfaction of customary closing conditions. All of the shares of common stock are being offered by the Company pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission.

The Company expects to receive net proceeds from the offering of approximately $23.1 million after deducting underwriting commissions and expenses (assuming the underwriters’ over-allotment option is not exercised). The Company anticipates using $9 million of net proceeds from the offering to purchase the profit-sharing royalty rights for the VITAGEL™ Surgical Hemostat and CELLPAKER® Collection Device products that it sells under its license agreement with Angiotech Pharmaceuticals (US), Inc., and anticipates using the remainder of the net proceeds to fund working capital and for general corporate purposes, including expansion of manufacturing capacity. On November 7, 2006, the Company entered into a binding letter of intent with Angiotech to purchase the profit-sharing royalty rights for the VITAGEL and CELLPAKER products sold by it under its license agreement with Angiotech.

UBS Securities LLC acted as the sole book-running manager for the offering and First Albany Capital acted as co-manager for the offering.

Copies of the final prospectus supplement and accompanying base prospectus can obtained from UBS Securities LLC, Prospectus Department, 299 Park Avenue, New York, New York 10171. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About the Company

Orthovita is a spine and orthopedic biosurgery company with proprietary biomaterials and biologic technologies for the development and commercialization of synthetic, biologically active, tissue engineering products. We develop and market synthetic-based biomaterials products for use in spine surgery, the repair of fractures and a broad range of clinical needs in the trauma, joint reconstruction, revision and extremities markets.

Disclosure Notice

This press release contains forward-looking statements regarding Orthovita’s anticipated use of proceeds from the offering. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference are listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption “Risk Factors”. Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.